Exhibit 99.1

Concho Resources Inc. Announces 2011 Estimated Full Year Production, Year End Proved Reserves and Costs Incurred

MIDLAND, Texas--(BUSINESS WIRE)--February 6, 2012--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported estimated full year 2011 production and year end proved reserves. Production and reserves highlights for the year ended December 31, 2011 include:

  Production of 23.6 million barrels of oil equivalents (“MMBoe”), a 51% increase over 2010
  Year end proved reserves of 386.5 MMBoe, a 19% increase over year end 2010
  Reserve replacement ratio1 of 402%

1The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 402% was calculated by dividing net proved reserve additions of 95.0 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 23.6 MMBoe.

2011 Year End Estimated Proved Reserves, Production and Costs Incurred

(The following information is unaudited and preliminary. Final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011.)

Concho's total proved oil and natural gas reserves at December 31, 2011 were 386.5 MMBoe, a 19% increase over year end 2010 proved reserves, and consisted of 238.3 million barrels (“MMBbls”) of oil and 889.3 billion cubic feet (“Bcf”) of natural gas utilizing an average 2011 WTI posted oil price of $92.71 per barrel and an average 2011 Henry Hub spot market natural gas price of $4.12 per MMBtu. At December 31, 2011, 61% of the Company’s proved reserves were proved developed compared to 57% at year end 2010. The following estimates of our proved oil and natural gas reserves at December 31, 2011 are based on reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc., independent petroleum engineers.

Summary of Changes in Proved Reserves	MMBoe
Proved reserves at December 31, 2010	323.5
Purchase of minerals-in-place	12.6
Sales of minerals-in-place	(8.4)
Extensions and discoveries	86.5
Revisions of previous estimates[1]	(4.1)
Production	(23.6)
Proved reserves at December 31, 2011	386.5

__________________

1 Includes 6.0 MMBoe of positive revisions due to price.

Production for 2011 totaled 23.6 MMBoe (14.7 MMBbls of oil and 53.7 Bcf of natural gas), an increase of 51% as compared to 15.6 MMBoe (10.3 MMBbls of oil and 31.4 Bcf of natural gas) produced in 2010.

Concho’s costs incurred are as follows:

	Year Ended December 31,
	2011	2010
	(In thousands)
Property acquisition costs:
Proved	$163,658	$1,224,378
Unproved	361,321	475,688
Exploration	562,679	200,797
Development	744,481	492,622
Total costs incurred for oil and natural gas properties	$1,832,139	$2,393,485

In addition, PV-10 of proved reserves at December 31, 2011 was $8.4 billion. Please refer to the attached table for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Operations

During 2011, the Company commenced the drilling of or participated in a total of 810 gross wells (708 operated), of which 681 had been completed as producers, all of which were successful and 124 of which were in progress at December 31, 2011. In addition, during 2011, the Company completed 153 wells that were drilled prior to 2011.

New Mexico Shelf

At December 31, 2011, proved reserves attributable to the Company’s New Mexico Shelf assets totaled approximately 210.3 MMBoe, compared to the December 31, 2010 total of approximately 192.9 MMBoe. At December 31, 2011, on its New Mexico Shelf assets, the Company had identified 2,715 drilling locations, with proved undeveloped reserves attributable to 740 of such locations. Of these 2,715 drilling locations, 1,955 target the Yeso formation. For the year ended December 31, 2011, the Company drilled 443 wells (385 operated) on its New Mexico Shelf assets, with a 100% success rate on the 393 wells that were completed during 2011. In addition, during 2011, the Company completed 43 wells on its New Mexico Shelf assets that were drilled prior to 2011.

Delaware Basin

At December 31, 2011, proved reserves attributable to the Company’s Delaware Basin assets totaled approximately 49.7 MMBoe, compared to the December 31, 2010 total of approximately 22.1 MMBoe. At December 31, 2011, on its Delaware Basin assets, the Company had identified 1,870 drilling locations, with proved undeveloped reserves attributable to 157 of such locations. Of these 1,870 drilling locations, 1,417 target the horizontal Bone Spring play, which includes the Avalon shale, the Bone Spring sands and the Wolfcamp shale, and 364 target the vertical Wolfbone play. For the year ended December 31, 2011, the Company drilled 87 wells (57 operated) on its Delaware Basin assets, with a 100% success rate on the 61 wells that were completed during 2011. In addition, during 2011, the Company completed 16 wells on its Delaware Basin assets that were drilled prior to 2011.

Texas Permian

At December 31, 2011, proved reserves attributable to the Company’s Texas Permian assets totaled approximately 126.5 MMBoe, compared to the December 31, 2010 total of approximately 100.5 MMBoe. At December 31, 2011, on its Texas Permian assets, the Company had identified 4,320 drilling locations, with proved undeveloped reserves attributable to 1,327 of such locations. Of these 4,320 drilling locations, 1,789 target the Wolfberry play through 40-acre spacing and 2,426 target the Wolfberry play on 20-acre spacing. For the year ended December 31, 2011, the Company drilled 272 wells (266 operated) on its Texas Permian assets, with a 100% success rate on the 225 wells that were completed during 2011. In addition, during 2011, the Company completed 87 wells on its Texas Permian assets that were drilled prior to 2011.

Derivative Update

The Company maintains an active hedging program and continued to add to its derivative positions. Please see the “Derivatives Information” tables at the end of this press release for more detailed information about the Company’s current derivative positions.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, liquidity and capital resources, operations, performance, production growth, acquisitions, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Non-GAAP Financial Measure
Unaudited

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. The Company believes that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. The Company uses this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. The Company’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(In millions)
PV-10	$8,399.8	$6,061.2
Present value of future income taxes discounted at 10%	(2,698.7)	(1,885.1)
Standardized measure of discounted future net cash flows	$5,701.1	$4,176.1

Concho Resources Inc.
Derivatives Information at February 6, 2012
Unaudited

The table below provides data associated with our derivatives at February 6, 2012.

	2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	2013	2014	2015	2016

Oil Swaps:
Volume (Bbl)	3,662,500	3,539,500	3,193,500	2,941,500	13,337,000	9,815,000	2,707,000	692,000	81,000
NYMEX price (Bbl) (a)	$94.30	$94.27	$95.16	$95.07	$94.67	$95.00	$89.99	$85.24	$89.65

Natural Gas Swaps:
Volume (MMBtu)	75,000	75,000	75,000	75,000	300,000	-	-	-	-
NYMEX price (MMBtu) (b)	$6.54	$6.54	$6.54	$6.54	$6.54	-	-	-	-

(a) The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b) The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.

CONTACT:
Concho Resources Inc.
Toffee McAlister, 432-683-7443
Director, Investor Relations & Corporate Communications